UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

April 12, 2005
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-29288
(State or other jurisdiction of incorporation)	(Commission File Number)

One Rockefeller Plaza, New York, New York	06-0868496
(Address of principal executive offices)	(IRS Employer Identification No.)

10020
(Zip Code)

Registrant's telephone number, including area code	(212) 218-7910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On April 12, 2005 the Registrant issued a press release announcing its results of operations for its 2005 first quarter. Attached as Exhibit 99.1 to the report is the Registrant's April 12, 2005 Press Release, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1: Registrant's April 12, 2005 Press Release (attached hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer and Secretary
Dated: April 12, 2005

NEWS FROM:	Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 12, 2005) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2005 first quarter operating loss of ($1,864,000) on total revenue of $3,304,000 as compared to a 2004 first quarter operating loss of ($1,397,000) on total revenue of $2,906,000. Griffin reported a 2005 first quarter net loss of ($1,454,000) and a basic and diluted net loss per share of ($0.29) as compared to a 2004 first quarter net loss of ($1,404,000) and a basic and diluted net loss per share of ($0.29).

The higher operating loss in the 2005 first quarter principally reflects lower results at Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”) and Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division and higher general corporate expense. The lower results at Imperial in the 2005 first quarter reflect a charge to reserve for one variety of plant inventory that became diseased over the winter. Imperial’s business is highly seasonal, with minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.

Operating results at Griffin Land were lower in the 2005 first quarter due principally to the write off of capitalized costs of $169,000 related to a lease termination. A new longer-term lease with a new tenant became effective at the time the existing lease was terminated. The rental rates under the new lease are the same as the rental rates were on the terminated lease for the unexpired part of the terminated lease. Real estate market activity, particularly in the industrial and warehouse market, increased in the latter part of fiscal 2004 and continues to be strong in the first part of this year, as evidenced by expressions of interest from prospective tenants. Not reflected in Griffin Land’s 2005 first quarter results are recently completed leases for approximately 110,000 square feet of industrial and warehouse space, which is expected to be delivered to tenants in mid 2005.

The increase in Griffin’s general corporate expense, due in part to timing, reflected higher audit related expenses and higher donation and contribution expenses.

The higher operating loss in the 2005 first quarter as compared to the 2004 first quarter was substantially offset by lower interest expense in the 2005 first quarter and higher interest income, dividend income and gains on short-term investments held by Griffin in the 2005 first quarter. The lower interest expense reflects the paydown, in the 2004 second quarter, of Griffin’s revolving credit agreement with a portion of the proceeds from Griffin’s sale of its investment in Centaur Communications, Ltd. (“Centaur”). The higher interest income, dividend income and gains on short-term investments reflect the investment of the remaining proceeds (after income tax payments) from the sale of Centaur that was completed on March 10, 2004. In addition to the cash proceeds received by Griffin from the sale of Centaur, Griffin received approximately 6.5 million shares of common stock of the acquiring company, Centaur Holdings, plc, which is traded on the London Stock Exchange. Griffin has retained ownership of that investment. Griffin expects that the remaining cash proceeds from the sale of Centaur will be used for additional real estate investment; however, there are no specific real estate investments planned at this time. Such investment may or may not occur based on many factors, including real estate pricing.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Feb. 26, 2005		Feb. 28, 2004

Revenue
Landscape nursery net sales	$464		$422
Rental revenue and property sales	2,840		2,484
Total revenue	3,304		2,906

Operating profit (loss):
Landscape nursery business	(1,013)		(873)
Real estate business	(68)	(1) (2)	19	(1)
General corporate expense	(783)		(543)
Total operating loss	(1,864)		(1,397)

Interest expense, net of interest income and gains on short-term investments	(350)	(3)	(701)	(3)
Loss before taxes	(2,214)		(2,098)

Income tax benefit	(760)		(783)
Loss before equity investment	(1,454)		(1,315)

Loss from equity investment	-		(89)

Net loss	$(1,454)		$(1,404)

Basic net loss per common share	$(0.29)		$(0.29)

Diluted net loss per common share	$(0.29)		$(0.29)

Weighted average common shares outstanding
for computation of basic per share results	4,961		4,879

Weighted average common shares outstanding
for computation of diluted per share results	4,961		4,879

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $0.7 million in each of the 2005 and 2004 first quarters.

(2) Includes a charge of $0.2 million for a lease termination.

(3) Includes interest on nonrecourse mortgages of certain real estate properties in the 2005 first quarter and 2004 first quarter of $0.6 million and $0.5 million, respectively.